Third Quarter 2025 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports Third Quarter 2025 Financial Results And Declares Regular Quarterly Dividend

ATLANTA, October 30, 2025 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the third quarter ended September 30, 2025.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most directly comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 3Q:24 unless stated otherwise.

Third Quarter 2025 Results

●	Net sales increased 7% year-over-year to $53.1 million
●	Net income was $2.7 million, down 22% year-over-year, and diluted Earnings Per Share (EPS) was $0.07; Net income margin decreased 180 basis points to 5.0%. The decline was due to higher R&D investments related to new products and cost true-ups
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $3.7 million, down 15% year-over-year; EBITDA margin decreased 170 basis points to 6.9%
●	The Company generated strong operating and free cashflow ending the quarter with approximately $47.4 million in cash and no debt
●	The Company recently launched the 2026 model year Chaparral and Robalo products

Management Commentary

“Third quarter results reflect an increase in sales from the prior year period," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “We are cautiously optimistic that we’ve reached a turning point in the industry as dealer inventory has adjusted to stabilizing demand. We are encouraged by the strong interest in our larger boats and initial positive feedback on our 2026 model year offerings; however, finance buyers continue to be more restrained.”

“Economic uncertainty continues to impact the marine industry, but we are encouraged by the potential for lower interest rates helping the finance buyer, as well as improved clarity on potential tariffs not having a significant impact on model year 2026 costs.”

“Our team continues to work relentlessly to better position ourselves in this market, including reducing field inventory, focusing on strategic pricing, and targeting new innovations. Our ongoing focus on disciplined management combined with our strong balance sheet affords us the ability to opportunistically invest in the business,” concluded Palmer.

3Q:25 Consolidated Financial Results (year-over-year comparisons versus 3Q:24)

Net sales were $53.1 million, up 7%. The increase in net sales was primarily due to a price/mix increase of 7%, slightly offset by a slight decrease in the number of boats sold during the quarter. Field inventories have returned to more balanced levels as retail sales have exceeded wholesale

Third Quarter 2025 Earnings Press Release

shipments. The Company’s field unit inventory at the end of 3Q:25 was approximately 6% below 3Q:24.

Gross profit was $10.2 million, up 11%. Gross margin was 19.2%, up 80 basis points versus the prior year period. Gross margin improved with targeted incentives and stabilized production schedules resulting in improved manufacturing cost absorption.

Selling, general and administrative expenses were $7.4 million, up 31%, and represented 13.9% of net sales, up 260 basis points versus 3Q:24. The increase in SG&A expenses was largely due to an increase in new product R&D investments, warranty cost adjustments and other expenses that typically vary with sales.

Interest income of $443 thousand decreased due to lower cash balances.

Income tax provision was $658 thousand, or 19.9% of income before income taxes, up 50 basis points.

Net income and diluted EPS were $2.7 million and $0.07, respectively, down from $3.4 million and $0.10, respectively, in 3Q:24. Net income margin was 5.0%, down 180 basis points.

EBITDA was $3.7 million, down from $4.3 million. EBITDA margin was 6.9%, down 170 basis points from last year’s third quarter.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $47.4 million at the end of 3Q:25, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Net cash provided by operating activities and free cash flow were $11.7 million and $10.8 million, respectively, year-to-date through 3Q:25. The Company expects full year 2025 capital expenditures to be approximately $1.0 to $1.5 million.

Payment of dividends totaled $14.7 million year-to-date through 3Q:25. Additionally, the Board of Directors declared a regular cash quarterly dividend of $0.14 per share payable on December 10, 2025, to common stockholders of record at the close of business on November 10, 2025.

Conference Call Information

Marine Products Corporation will hold a conference call today, October 30, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call and for a period of 90 days.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the Gen Two Series (GTS)/SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array

Third Quarter 2025 Earnings Press Release

of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations, hopes or strategies. In particular, such statements include, without limitation: that we are cautiously optimistic and that we’ve reached a turning point in the industry as dealer inventory has adjusted to stabilizing demand; our encouragement by the strong interest in our larger boats and initial positive feedback on our 2026 model year offerings; our belief that finance buyers continue to be more restrained; our belief that economic uncertainty continues to impact the marine industry; our encouragement related to the potential for lower interest rates helping the finance buyer as well as improved clarity on potential tariffs not having a significant impact on model year 2026 costs; that our team continues to work relentlessly to better position us in our market, including reducing field inventory, focusing on strategic pricing, and targeting new innovations; our belief that our ongoing focus on disciplined management combined with our strong balance sheet affords us the ability to opportunistically invest in the business; that the Company continues to diversify its product lines through product innovation; our belief in our brands’ solid capital structure, and a strong independent dealer network; and our belief that the Company is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. Risk factors that could cause such future events not to occur or our strategies not to succeed as expected include the following: negative economic conditions, including increased tariffs, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to, e.g., adverse weather conditions, supply chain disruptions and/or further increased interest rates; our retail incentives and allowances may not successfully increase consumer demand as anticipated; due to negative impacts to the overall economy, industry or competition; our adjustments to production levels may not match demand; increased cost of boat ownership makes it more difficult to raise prices in the future to compensate for increased costs; our new model launches may not match dealer and consumer preferences, which are inherently uncertain; and our ability to manage manufacturing costs may be constrained in light of lower production levels and/or higher materials costs due to unexpected or increased tariffs and/or higher inflation. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2024.

For information about Marine Products Corporation or this event, please contact:

Joshua Large

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@marineproductscorp.com

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Third Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Nine Months Ended
September 30,	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$53,148	$49,850	$179,848	$188,737
Cost of goods sold	42,920	40,668	145,758	152,397
Gross profit	10,228	9,182	34,090	36,340
Selling, general and administrative expenses	7,363	5,642	23,801	21,809
Gain on disposition of assets, net	—	(50)	—	(51)
Operating income	2,865	3,590	10,289	14,582
Interest income, net	443	634	1,361	2,364
Income before income taxes	3,308	4,224	11,650	16,946
Income tax provision	658	820	2,632	3,360
Net income	$2,650	$3,404	$9,018	$13,586

EARNINGS PER SHARE (1)
Basic	$0.07	$0.10	$0.25	$0.37
Diluted	$0.07	$0.10	$0.25	$0.37

AVERAGE SHARES OUTSTANDING (2)
Basic	34,999	34,713	34,954	34,684
Diluted	34,999	34,713	34,954	34,684

(1) Earnings per share reflects a reduction of $0.01 for the three and nine months ended September 30, 2025, due to the allocation of earnings attributable to participating securities under the two-class method required by GAAP. Participating securities are share-based payment awards with non-forfeitable rights to dividends.

(2) Average shares outstanding were reduced by participating securities of 917 and 909 for the three and nine months ended September 30, 2025, respectively, under the two-class method.

Third Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$47,403	$52,379
Accounts receivable, net	5,063	4,176
Inventories	61,463	49,960
Income taxes receivable	2,134	439
Retirement plan assets	20,305	—
Prepaid expenses and other current assets	4,344	3,040
Total current assets	140,712	109,994
Property, plant and equipment, net	22,869	24,247
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	7,086	9,729
Retirement plan assets	—	18,489
Other long-term assets	5,012	5,015
Total assets	$179,452	$171,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$13,036	$5,499
Retirement plan liabilities	23,548	—
Accrued expenses and other liabilities	14,848	13,425
Total current liabilities	51,432	18,924
Retirement plan liabilities	—	21,667
Other long-term liabilities	1,764	1,653
Total liabilities	53,196	42,244

Stockholders' Equity
Preferred stock	—	—
Common stock	3,500	3,471
Capital in excess of par value	—	—
Retained earnings	122,756	125,532
Total stockholders' equity	126,256	129,003
Total liabilities and stockholders' equity	$179,452	$171,247

Third Quarter 2025 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Nine Months Ended September 30,	2025	2024
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$9,018	$13,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,361	2,088
Working capital	(6,392)	7,406
Other operating activities	6,755	1,802
Net cash provided by operating activities	11,742	24,882

INVESTING ACTIVITIES
Capital expenditures	(968)	(3,574)
Proceeds from sale of assets	—	51
Net cash used for investing activities	(968)	(3,523)

FINANCING ACTIVITIES
Payment of dividends	(14,695)	(38,845)
Cash paid for common stock purchased and retired	(1,055)	(933)
Net cash used for financing activities	(15,750)	(39,778)

Net decrease in cash and cash equivalents	(4,976)	(18,419)
Cash and cash equivalents at beginning of period	52,379	71,952
Cash and cash equivalents at end of period	$47,403	$53,533

Third Quarter 2025 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting EBITDA and EBITDA margin enables investors to compare our operating performance consistently over various time periods without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands)	2025	2024	2025	2024
Reconciliation of Net Income to EBITDA
Net income	$2,650	$3,404	$9,018	$13,586
Adjustments:
Add: Income tax provision	658	820	2,632	3,360
Add: Depreciation and amortization	785	704	2,361	2,088
Less: Interest income, net	443	634	1,361	2,364
EBITDA	$3,650	$4,294	$12,650	$16,670

Net sales	$53,148	$49,850	$179,848	$188,737

Net income margin(1)	5.0%	6.8%	5.0%	7.2%

EBITDA margin(1)	6.9%	8.6%	7.0%	8.8%

(1) Net income margin is calculated as Net income divided by Net sales. EBITDA margin is calculated as EBITDA divided by Net sales.

Third Quarter 2025 Earnings Press Release

Appendix B

(Unaudited)	Nine months ended
	September 30,	September 30,
(In thousands)	2025	2024
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$11,742	$24,882
Capital expenditures	(968)	(3,574)
Free cash flow	$10,774	$21,308